UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2021

TIDEWATER INC.
(Exact name of Registrant as specified in its charter)

delaware	1-6311	72-0487776
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

6002 Rogerdale Road, Suite 600, Houston, Texas 77072
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (713) 470-5300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	TDW	New York Stock Exchange
Series A Warrants to purchase shares of common stock	TDW.WS.A	New York Stock Exchange
Series B Warrants to purchase shares of common stock	TDW.WS.B	New York Stock Exchange
Warrants to purchase shares of common stock	TDW.WS	NYSE American
Preferred stock purchase rights	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐

Item 1.01.  Entry into a Material Definitive Agreement.

On May 3, 2021, Tidewater Inc. (the “Company”) entered into a Cooperation Agreement (the “Agreement”) with Robert E. Robotti and certain of his related parties (collectively, the “Robotti Group”). Pursuant to the Agreement, the Company has agreed to increase the size of its Board of Directors (the “Board”) by one seat and nominate Mr. Robotti to the Board for election at the 2021 annual meeting of stockholders of the Company (the “2021 Annual Meeting”). Upon his election at the 2021 Annual Meeting, the Board will take all actions necessary to immediately appoint Mr. Robotti to the Compensation Committee of the Board (the “Compensation Committee”) (subject only to Mr. Robotti’s satisfaction of the requirements of the New York Stock Exchange and applicable law which shall be determined by the Board and any applicable committee of the Board prior to the 2021 Annual Meeting).

The Robotti Group’s rights and the Company’s obligations under the Agreement to nominate Mr. Robotti at the 2021 Annual Meeting and appoint Mr. Robotti to the Compensation Committee are conditioned on the Robotti Group’s Net Long Position (as defined in the Agreement) not falling at any time below 1,425,025 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), representing 3.5% of the outstanding shares of Common Stock as of the effective date of the Agreement (the “Minimum Ownership Threshold”), subject to certain exceptions set forth in the Agreement. In addition, if at any time the Robotti Group’s Net Long Position falls below the Minimum Ownership Threshold, Mr. Robotti shall immediately tender his advance irrevocable resignation letter as a director to the Board.

During the term of the Agreement, the size of the board shall not exceed nine (9) directors without the unanimous written consent of all of the directors on the Board, other than in connection with any merger or acquisition approved by a majority of the directors then serving on the Board.

With respect to each annual or special meeting of the Company’s stockholders during the term of the Agreement, the Robotti Group agreed to vote the shares of Common Stock it holds in accordance with the Board’s recommendations on proposals regarding the election or removal of directors (each such proposal, a “Director Proposal”) and any other proposal to be submitted to the stockholders by either the Company or any stockholder of the Company, except that the Robotti Group may vote in its discretion on certain extraordinary transactions, and, other than with respect to any Director Proposal, in accordance with the recommendations of Institutional Shareholder Services Inc. or Glass, Lewis & Co., LLC if either of them recommend differently from the Board.

The Robotti Group has also agreed to certain customary standstill provisions prohibiting it from, among other things, (i) making certain announcements regarding or proposing certain extraordinary transactions relating to the Company, (ii) soliciting proxies, (iii) selling securities of the Company outside of the public markets which results in any third party owning more than 4.9% of the outstanding shares of the Common Stock (subject to certain exceptions set forth in the Agreement), (iv) taking actions to change or influence the Board, Company management or the direction of certain Company matters other than in his capacity as a director, and (v) exercising certain stockholder rights.

The Company shall reimburse the Robotti Group for its reasonable, documented out-of-pocket fees and expenses incurred in connection with the 2021 Annual Meeting and the negotiation and execution of the Agreement, in an amount not to exceed $200,000 in the aggregate.

The Agreement will terminate on the date that is the earlier of (i) one hundred fifty (150) days prior to the 2022 annual meeting of stockholders of the Company (the “2022 Annual Meeting”) and (ii) one hundred fifty (150) days prior to the first anniversary of the 2021 Annual Meeting, except that if the Company notifies the Robotti Group that the Board has determined to nominate Mr. Robotti for election at the 2022 Annual Meeting by no later than the earlier of (i) one hundred sixty-five (165) days prior to the 2022 Annual Meeting and (ii) one hundred sixty-five (165) days prior to the first anniversary of the 2021 Annual Meeting, the term of the Agreement will be extended until the date that is the earlier of (i) one hundred fifty (150) days prior to the 2023 annual meeting of stockholders of the Company and (ii) one hundred fifty (150) days prior to the first anniversary of the 2022 Annual Meeting.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.  Other Events.

On May 3, 2021, the Company issued a press release announcing the Company’s entry into the Agreement. A copy of the press release is filed with this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1
Cooperation Agreement, dated May 3, 2021, by and among Tidewater Inc., The Ravenswood Investment Company L.P., Robotti & Company, Incorporated, Robotti & Company Advisors, LLC, Robotti Securities, LLC, Ravenswood Management Company, L.L.C., Ravenswood Investments III, L.P., the Suzanne & Robert Robotti Foundation Inc., Suzanne Robotti and Robert E. Robotti

99.1	Press Release issued May 3, 2021 by Tidewater Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 3, 2021
TIDEWATER INC.

	By:	/s/ Daniel A. Hudson
Daniel A. Hudson
Executive Vice President, General Counsel and Secretary